Exhibit 99.1

ACI President and CEO Philip Heasley to Retire at Year-End

Payments pioneer led company for 15 years; Company positioned for continued success in evolving payments market

Naples, FL – November 7, 2019 – ACI Worldwide Inc. (NASDAQ: ACIW) (“ACI” or the “Company”), a leading global provider of real-time electronic payment and banking solutions, today announced that Philip Heasley has notified the Company’s Board of Directors that he will retire as President and Chief Executive Officer and as a member of the Board, effective as of December 31, 2019. As part of its ongoing succession planning activities, the Board has been working with executive search firm Russell Reynolds to assist it in identifying potential CEO candidates. In addition, to help provide for an orderly transition, Mr. Heasley has agreed to serve the Company in a consulting capacity for three months following his retirement.

“It has been a great privilege to lead ACI over the past 15 years,” Mr. Heasley said. “I am very proud of how we have strengthened our position as an innovative leader in this dynamic marketplace. The ACI operating model is fully in place and gaining traction among key customer segments globally. I believe this is an opportune time for me to step aside and let a new leader guide ACI into the future. I am proud of all we have accomplished together and am confident in our team’s ability to build on this momentum. ACI has a deep bench of talent and the entire organization remains focused and well-positioned to execute on our strategy and drive long-term shareholder value.”

“On behalf of the entire Board of Directors and all ACI team members, I thank Phil for his significant contributions to ACI and his many years of dedicated service,” said David Poe, Chairman of ACI’s Board. “During his tenure, Phil successfully advanced ACI’s position as a global leader in real-time electronic payments. Among Phil’s many accomplishments, he transformed ACI to include a successful cloud-based business. We wish Phil all the best in his retirement and are grateful that, through a consulting agreement, his experience and perspective will be available to the Company through the first quarter of next year.”

Mr. Poe continued, “The Board has a clear vision of the right person to lead the Company forward, and the Board’s search committee is conducting a thorough process that includes both internal and external candidates. ACI is fortunate to have a strong, experienced management team and talented payment professionals around the world who will continue to advance and support the Company’s strategy as we transition leadership.”

In a separate press release issued today, ACI Worldwide announced its financial results for the third quarter 2019. The press release is available on ACI’s Investor Relations website at https://investor.aciworldwide.com.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding expectations that: (i) we will build on our momentum; (ii) we will execute on our strategy and build long-term shareholder value; and (iii) we will continue to advance and support our strategy as we transition leadership.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our debt agreements, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, integration of and achieving benefits from the Speedpay acquisition, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Contact

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

Dan Ring, Vice President, Public Relations

(781) 370-3694

dan.ring@aciworldwide.com